Exhibit 10.6

MIDDLEFIELD BANC CORP.

2017 OMNIBUS EQUITY PLAN

STOCK AWARD AGREEMENT

1.         Number of Shares Awarded. Middlefield Banc Corp. (“Middlefield”), an Ohio corporation, hereby awards to Ronald L. Zimmerly, Jr. (the “Participant”) the right to become the owner of 11,364 shares of Middlefield common stock (the “Restricted Stock”) if the terms and conditions of this Stock Award Agreement (the “Agreement”) are satisfied. The Participant is not and will not be the owner of the shares and the shares are not and will not be outstanding until the date when the conditions to the Participant’s entitlement to the shares are satisfied, as provided in Section 3. This award is subject to the terms and conditions of the 2017 Omnibus Equity Plan and this Agreement. Terms that are defined in the 2017 Omnibus Equity Plan are used in this Agreement as they are defined in the 2017 Omnibus Equity Plan.

2.         Date of the Award. The date of this Agreement is December 5, 2022 (the “Grant Date”).

3.         Vesting and Forfeiture. As of the Grant Date, all shares of Restricted Stock will be subject to the conditions and restrictions set forth in this Agreement.

(a)       Vesting Schedule. The Participant shall become 100% vested in the Restricted Stock if the Participant maintains continuous employment with Middlefield or a Related Entity as an officer for three years after the Grant Date. Unless earlier vested or forfeited in accordance with this Agreement, the shares of Restricted Stock shall vest annually in three equal installments beginning on December 1, 2023, and ending on December 1, 2025, provided that on each vesting date the Participant has maintained continuous employment with Middlefield or a Related Entity through the vesting date. When applying the vesting schedule, any fractional shares shall be rounded up to the next whole share, but in the aggregate may not exceed the number of shares of Restricted Stock awarded pursuant to Section 1 of this Agreement. Upon vesting, all restrictions applicable to such shares of Restricted Stock shall lapse, and Participant shall hold the vested shares free of any restrictions.

(b)       Accelerated Vesting; Effect of Termination. Unvested shares of Restricted Stock may fully vest or be forfeited if Participant’s employment terminates prior to a Payment Date, depending on the reason for termination as provided below:

(i)

Death or Disability. If Participant’s employment terminates due to death or Disability, any unvested shares of Restricted Stock will fully vest and any amounts remaining to be paid to Participant under this Agreement will be paid within three (3) days of the date of employment termination.

(ii)

Termination by Middlefield without Cause or by Participant for Good Reason. If Middlefield terminates Participant’s employment without “Cause,” or Participant terminates Participant’s employment with Middlefield for “Good Reason,” Participant’s unvested shares of Restricted Stock will fully vest on the date of employment termination.

(iii)	Termination by Middlefield for Cause. If Middlefield terminates Participant’s employment for Cause, Participant will forfeit all unvested shares of Restricted Stock.

(iv)

Termination by Participant for Failure to be Appointed Chief Executive Officer by January 1, 2024. If Participant resigns because Participant is not appointed Chief Executive Officer of Middlefield and The Middlefield Banking Company by January 1, 2024, then Participant’s unvested shares of Restricted Stock will fully vest on the date of employment termination.

(c)        Definitions. For purposes of this Agreement:

(i)	“Cause” will have the meaning of “involuntary termination with cause” set forth in Section 1(d) of the Severance Agreement between Middlefield and the Participant.
(ii)	“Good Reason” will have the meaning of “voluntary termination with good reason” in Section 1(e) of the Severance Agreement between Middlefield and the Participant.
(iii)

“Disability” means because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Participant is unable to engage in any substantial gainful activity, or (y) the Participant is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of Disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of Middlefield.

4.         The Shares Are Not Transferable While Subject to Forfeiture. Until shares of Restricted Stock become vested and non-forfeitable under Section 3, the Participant is not the owner of and is not permitted to sell, transfer, pledge, assign, or otherwise alienate or hypothecate any of the shares or any interest in such shares. Until that time, Middlefield is entitled to disregard any attempt by the Participant to sell, transfer, pledge, assign, or otherwise alienate or hypothecate any of unvested shares or any interest in unvested shares, and any such sale, transfer, pledge, assignment, or other alienation or hypothecation is void and of no force or effect.

5.         Rights as a Stockholder. Until shares of Restricted Stock become vested and non-forfeitable under Section 3, the Participant will have none of the associated rights of a stockholder with respect to such unvested shares under Ohio law and Middlefield’s Articles of Incorporation and Code of Regulations, and the Participant will not be entitled to exercise voting power with respect to such unvested shares or receive cash dividends declared by Middlefield’s board of directors with respect to such unvested shares.

6.         The 2017 Omnibus Equity Plan Governs. The award of shares of Restricted Stock and this Agreement are subject to the terms and conditions of the 2017 Omnibus Equity Plan, as well as any rules of the Plan Committee under the 2017 Omnibus Equity Plan. The Participant acknowledges having received a copy of the 2017 Omnibus Equity Plan. The Participant is familiar with the terms and provisions of the 2017 Omnibus Equity Plan and accepts this award subject to all the terms and provisions of the 2017 Omnibus Equity Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of Middlefield’s board of directors or Plan Committee having to do with the 2017 Omnibus Equity Plan or this Agreement.

7.         Certificates. Middlefield may record the Participant’s ownership of vested Restricted Stock using a book entry system rather than issuing certificates. If certificates are issued, they will bear any restrictive legends that Middlefield considers necessary or desirable.

8.         Entire Agreement. This Agreement and the 2017 Omnibus Equity Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties concerning the subject matter of this Agreement and constitute the sole agreement between the parties relating to the subject matter. All prior negotiations and agreements between the parties concerning the subject matter of this Agreement are merged in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements concerning the shares of Restricted Stock have been made by any party or by anyone acting on behalf of any party that are not contained in this Agreement or in the 2017 Omnibus Equity Plan. Each party acknowledges that any agreement, statement, or promise concerning the shares of Restricted Stock that is not contained in this Agreement or the 2017 Omnibus Equity Plan is not valid, is not binding, and is of no force or effect.

9.         Headings. The headings in this Agreement are solely for convenience of reference and do not affect the interpretation of this Agreement.

10.       Notices. All written notices, requests, and other communications hereunder will be duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to Middlefield, notice must be given to Middlefield Banc Corp., 15985 East High Street, P.O. Box 35, Middlefield, Ohio 44062, Attention: Chief Financial Officer, or to such other address as Middlefield designates to the Participant in writing. If to the Participant, notice must be given to the Participant at the Participant’s address appearing on the signature page of this Agreement, or to such other address as the Participant designates to Middlefield.

11.       Taxes. The Participant is hereby advised to consult immediately with his or her own tax advisor about the tax consequences of this Agreement, the method and timing for filing an election to include this award in income under Section 83(b) of the Internal Revenue Code of 1986, and the tax consequences of that election. By executing this Agreement, the Participant agrees that if the Participant makes an election to include the award in income under Section 83(b) of the Internal Revenue Code of 1986, the Participant will provide Middlefield with written notice of the election in accordance with the regulations under Section 83(b) of the Internal Revenue Code of 1986.

12.       No Registration Rights. The Participant acknowledges and agrees that Middlefield and its Related Entities have no obligation to register the Participant’s offer and sale of the shares awarded under this Agreement under the Securities Act of 1933 or the securities laws of any state.

IN WITNESS WHEREOF, Middlefield has caused this Stock Award Agreement to be executed by its duly authorized officer as of the date specified in Section 2, and the Participant has duly executed this Stock Award Agreement as of the date specified in Section 2 and consents to and approves all of its terms.

PARTICIPANT	MIDDLEFIELD BANC CORP. an Ohio corporation

By:

Name:

Its:

Residence Address:

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